UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 25, 2013

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite 1500, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2013, Mr. David Eckoff accepted an invitation to join the Board of Directors of Health Discovery Corporation (the “Company”), replacing Dr. Herbert A. Fritsche.

Mr. Eckoff, age 48, is an experienced entrepreneur, technological innovator, and corporate executive with more than twenty-five years of experience.

Mr. Eckoff is Co-Founder of Pickoff LLC, a technology startup developing a SaaS social games platform. In 2012, the company was selected as one of fourteen startups to participate in the Flashpoint accelerator program at the Georgia Institute of Technology.

He is also an advisor to technology companies, helping take revolutionary ideas from the drawing board to market. Eckoff has advised companies including Kleiner Perkins backed Zazzle.com, live interactive broadcasting platform Ustream.TV, 3D Virtual World innovator Kaneva, and more.

Previously, Mr. Eckoff was Vice President, New Products at Turner Broadcasting (a Time Warner company, NYSE: TWX) responsible for overseeing the development, evaluation and launch of new products across the Turner entertainment, news and animation divisions. While in Turner’s New Products Group, he developed and launched PlayOn Sports, an innovative technology platform that enables sports rights holders to economically produce live video webcasts for games not on TV.

Before joining Turner, Mr. Eckoff was Senior Director at RealNetworks Inc. (NASDAQ: RNWK). While at Real, he led the live online hit show “CBS Big Brother 24/7”, doubling revenue year over year; invented an online network for the long tail of video; developed product plans revitalizing and repositioning the company’s flagship consumer online product from a cable TV-like business to a broader media and services business; developed live online sports audio-cast products; and negotiated deals with CBS television, FOX Sports, ESPN, CSTV, Conde Nast, Rolling Stone, McAfee and more.

Before joining Real, Mr. Eckoff was Senior Vice-President at Rivals.com, a 180-employee start-up private company funded by Intel, Softbank, Hummer Winblad and News Corporation (Fox). While at Rivals, he developed the Rivals.com sports news network destination, grew its audience from startup to more than 5.4 million unique users through an innovative network development model, and led the company’s transition to a “freemium” business model.

Prior to joining Rivals, Mr. Eckoff was at IBM Corporation (NYSE: IBM) in various financial management positions. Before that, he was with Raytheon Company (NYSE: RTN), where he was selected as one of ten participants in the company’s Financial Management Development Program.

Mr. Eckoff is a sought after industry speaker on the topics of business innovation, startups and product development. He has been a featured speaker at the Charles River Ventures CEO Summit, keynote speaker at Perot Systems Innovation Lab Business Process & Innovation Summit, speaker at SXSW Interactive, keynote speaker at Video on the Net, Streaming Media West and more.

Mr. Eckoff holds an MBA from the University of North Carolina at Chapel Hill and a BBA in accounting from the University of Massachusetts Amherst.

He is also an Eagle Scout, a title held for life, and a level attained by just 2% of membership since 1911.

ITEM 8.01.	Other Events.

In connection with their appointment to the Board of Directors, on February 28, 2013, the Company granted to Mr. David Eckoff, Mr. Sumio “Sumi” Takeichi and Dr. John Norris each an option to purchase 1,500,000 shares of the Company’s common stock. The options vest 250,000 shares every six months, have an exercise price of $0.032, and expire on February 28, 2023.  The fair value of each option granted is $0.023 and was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: dividend yield at 0%, risk-free interest rate of 1.97%, an expected life of 5 years, and volatility of 96%.  The aggregate computed value of these options is $105,010, and this amount will be charged as an expense over the three year vesting period.

ITEM 9.01.	Financial Statements and Exhibits.

(a)           Not applicable
(b)           Not applicable
(c)           Not applicable
(d)           Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: March 1, 2013	By:	/s/ John A. Norris, J.D., M.B.A.
Chief Executive Officer